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                                                                     EXHIBIT 5.1



                    [PRESTON, WILLIS & LACKOWICZ LETTERHEAD]



                                          June 17, 1998



Seven Seas Petroleum Inc.


1990 Post Oak Blvd., Suite 960


Houston, Texas 77056



Dear Sirs/Mesdames:



     RE: SEVEN SEAS PETROLEUM INC.



     We have acted as counsel for Seven Seas Petroleum Inc., a Yukon Territorial corporation (the "Corporation"), with respect to certain legal matters in connection with the registration by the Corporation under the Securities Act 1933, as amended (the "Securities Act"), of 2,173,913 Common Shares, no par value (the "Common Shares"), and Warrants to purchase 1,086,957 Common Shares (the "Warrants"). The Common Shares and Warrants are issuable as a unit upon the conversion of up to $25,000,000 aggregate principal amount of the Corporation's 6% convertible redeemable debentures (the "Debentures"). In connection therewith, we, as your counsel, have examined such certificates, instruments and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion.



     Based on the foregoing, we are of the opinion that the Common Shares initially issuable upon conversion of the Debentures and the Common Shares issuable upon exercise of the Warrants have been duly authorized for issuance and, when so issued upon conversion of the Debentures in accordance with the terms of the Debentures or upon exercise of the Warrants in accordance with the terms of the Warrants, and payment of the consideration therefor in full, as provided in the Agency Agreement, the Jasopt Subscription Agreement, the Trust Indenture and the Warrant Indenture, will be validly issued, fully paid and nonassessable Common Shares of the Corporation.



     The foregoing opinion is limited to the laws of the Yukon Territory.



     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.



                                          Yours very truly,



                                          PRESTON, WILLIS & LACKOWICZ



                                          Paul W. Lackowicz



PWL/pjd


Enclosure